Cooperation Agreement

Party A: Kiwa Bio-Tech Products Group Corporation (hereinafter referred to as Party A).

Party B: Kangtan Gerui (Beijing) Bio-Tech Co., Ltd. (hereinafter referred to as Party B)

Party A and Party B hereby enter into the following strategic cooperation agreement through amicable negotiation according to the principles of amicable cooperation, mutual benefit and mutual development.

I. Industrial Cooperation Background

With quick development, biological agriculture technology has already become the leading direction of world agriculture; in particular, in China, the issue of food safety has already forced China’s agriculture to adopt biological agriculture technology and make innovations in aspects such as agricultural material products, agricultural planting and agricultural product processing. As a result, China’s biological agriculture technology products will occupy an enormous market opportunities and biological agriculture enterprises will also obtain enormous business interests.

II. Enterprise Cooperation Background

Party A began to cooperate with China Agricultural University in the biological agriculture technology field as early as 15 years ago. Now, Party A has already researched and developed series biological fertilizer products and accumulated nearly over ten years of sales history and experience. Meanwhile, Party A completed the operation of being a publicly-traded company in the United States and became a public company in 2003 through reverse merger.

Party B owns very strong agricultural market resources and therefore it is able to carry out complete market popularization work of Party A’s products in China’s agricultural market. Meanwhile, when the condition is mature, Party B may conduct financing and offer various necessary supports for Party A.

III. Specific Terms of Cooperation Agreement

1. The two parties shall abide by all relevant laws, regulations and rules of the People’s Republic of China and the United States, including the various regulatory requirements of the Securities and Exchange Commission of the United States.

2. As a strategic task of the first phase of cooperation, Party B will become exclusive agent in Human, Hainan and Xinjiang provinces. Party A will authorize Party B to popularize and sell its products in the designated regions.

3. When the two parties think that the condition is mature, they will realize comprehensive cooperation in terms of market sales, project investment, equity investment, etc. by means of joint venture, cooperation and equity exchange.

4. During the first stage of market cooperation, Party A will disclose product price structure to Party B and cancel its original sales agent within market areas where Party B can complete comprehensive sales in these designated regions.

5. Party A will provide Party B with technical support for market popularization.

6. Party B will be accordance with the powers and duties of its exclusive agent’s obligation to complete the market popularization in these designated regions.

7. Party B agrees to actively coordinate with Party A and provide feasible popularization and sales scheme in market project popularization.

8. Party B agrees to strictly abide by Party A’s trade secretes (including price policy, various kinds of publicity, training and technical materials, market strategies, etc.) and Party B shall strictly abide by and implement Party A’s market price policy and maintain market order.

9. Party A will provide free of charge to Party B with authorization of “core strategic partner”.

10. This agreement is for a period of 3 years beginning on the date when the two parties sign. After expiry of effective term of this agreement, this agreement can be renewed if the two parties jointly negotiate and confirm.

11. If either Party A or Party B discovers that the behaviors of other party seriously violate this agreement as well as commercial morality and laws or damage the interests of the party, effectiveness of this agreement can be terminated in writing.

12. Appendix to this agreement and this agreement is an integral whole.

13. This agreement is made in four copies, each two copies of this agreement separately held by both parties have equal legal effect.

14. Matters not mentioned herein shall be solved by the two parties through amicable negotiation.

Party A:	Party B:

Person in charge:	Person in charge:

/s/ Jimmy Ji Zhou	/s/ Sheng Li Wang

Seal:	Seal:

Date: 12/17/2015	Date: 12/17/2015